UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ______________________

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                MAXI GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                 Nevada                                   87-0420448
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

         836 South Slate Canyon Drive, Provo, Utah           84606
         -----------------------------------------         ----------
         (Address of principal executive offices)          (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act: Not applicable

  Title of each class                           Name of each exchange on which
  to be so registered                           Each class is to be registered
  -------------------                           ------------------------------
    Not applicable                                      Note applicable


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 Par Value
                          -----------------------------
                                (Title of class)

Item 1. Description of Registrant's Securities to be Registered.

         Maxi Group, Inc.'s (the "Company") authorized capital stock currently consists of 100,000,000 shares of common stock, $.001 par value per share. The Company has no other authorized classes of common or preferred equity securities. As of the date of this filling, the Company had 24,592,500 shares of common stock outstanding.

         The holders of common stock of the Company are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company, nor are any common shares subject to redemption or convertible into other securities of the Company. Upon liquidation, dissolution or winding up of the Company, and after payment of creditors, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of the Company's common stock do not have cumulative voting rights.

Item 2. Exhibits.

     EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
     -----------                       ----------------------

         3(i) Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3(i) of the Company's Form 10-KSB, dated December 31, 2002).

         3(ii) Bylaws of the Company (Incorporated by reference to Exhibit 3(ii) of the Company's Form 10-KSB, dated December 31, 2002).

         4              Specimen common stock certificate



                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           MAXI GROUP, INC.
                                           (Registrant)



Date: January 22, 2004                     By   /s/ Mathew W. Evans
                                             -----------------------------------
                                              Mathew W. Evans
                                              President, CEO, CFO and Secretary

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